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                                                                   *EXHIBIT 4.4

                                OPTION AGREEMENT


         THIS AGREEMENT made effective as of December 16, 1997 between BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation, and any of its successors in interest (the "Company"), and BREWER-GRUENERT CAPITAL ADVISORS, LLC (the "Option Holder").

         1. Grant of Option. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Option Holder effective December 16, 1997 (the "Grant Date") an option (the "Option") to purchase the number of shares (the "Stock") of the common stock of the Company, $.001 par value ("Common Stock"), equal to $100,000 divided by the difference between (i) the per share initial public offering price of Common Stock sold to the public in the Company's initial public offering and (ii) the Option Price (defined below). The Option shall be exercisable at a price of $6.00 per share (the "Option Price"). This Agreement and the purchase of the shares of Stock hereunder is not intended and should not be interpreted to qualify as an Incentive Stock Option as that term is used in Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Internal Revenue Code").

         2. Method for Exercising the Option. The Option may be exercised in whole or in part only by delivery in person or through certified or registered mail to the Company at its principal office in Houston, Texas (attention: Corporate Secretary) of written notice specifying the Option that is being exercised and the number of shares of Stock with respect to which the Option is being exercised. The notice must be accompanied by payment of the total Option Price, payable in cash or by certified or cashier's check to the order of BrightStar Information Technology Group, Inc.

                 Upon such notice to the Corporate Secretary and payment of the total Option Price, the exercise of the Option shall be deemed to be effective, and a properly executed certificate or certificates representing the Stock so purchased shall be issued by the Company and delivered to the Option Holder.

         3.      Adjustment of the Option.

                 (a) Adjustment by Stock Split, Stock Dividend, Etc. If at any time the Company increases or decreases the number of its outstanding shares of Common Stock, or changes in any way the rights and privileges of its Common Stock, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in Common Stock, or though a stock split or subdivision of shares of Common Stock, or a consolidation or combination of shares of Common Stock, or through a reclassification or recapitalization involving the Common Stock, the numbers, rights and privileges of the shares of Stock included in the Option shall be increased, decreased or changed in like manner as if such shares of Stock had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.
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                 (b)      Dividends Payable in Stock of Another Corporation,
Etc. If at any time the Company pays or makes any dividend or other distribution upon its Common Stock payable in securities or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to the Option Holder upon issuance of the Stock purchased at the time of the exercise of the Option. The securities and other property delivered to the Option Holder upon exercise of the Option shall be in the same ratio to the total securities and property set aside for the Option Holder as the number of shares of Stock with respect to which the Option is then exercised is to the total shares of Common Stock subject to the Option. Prior to the time that any such securities or other property are delivered to the Option Holder in accordance with the foregoing, the Company shall be the owner of such securities or other property and Option Holder shall not have the right to vote the securities, receive any dividends payable on such securities, or in any other respect be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section 3 are not delivered to the Option Holder because the Option is not exercised, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

                 (c) Other Changes in Stock. In the event there shall be any change, other than as specified in the preceding subsections 3(a) and (b), in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which the Common Stock shall be changed or for which it shall have been exchanged, then and if the Board of Directors of the Company shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to the Option, such adjustments shall be made by the Board of Directors and shall be effective for all purposes as of this Agreement.

                 (d) Apportionment of Option Price. Upon any occurrence described in the preceding subsections 3(a), (b), and (c), the aggregate Option Price for the shares of Stock then subject to the Option shall remain unchanged and shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other properties subject to the Option.

         4. Reorganization. In case of any consolidation of the Company with or merger of the Company into another person or in case of any sale, transfer or lease to another corporation of all or substantially all of the assets of the Company, the Company or such successor or purchaser, as the case may be, shall execute with the Option Holder an agreement that the Option Holder shall have the right thereafter upon payment of the Option Price in effect immediately prior to such action to purchase upon exercise of the Option the kind and amount of shares and other securities and property that the holder thereof would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had the Option been exercised immediately prior to such action; provided, however, that no adjustment in respect of cash dividends, interest or other income on or from such shares or other securities and property shall be made during the Option Period or upon the exercise of the Option. Such agreement shall provide for appropriate adjustment to the number of shares of Stock purchasable upon the exercise of the Option and/or the Option Price in order to preserve the relative rights and interests of the Option Holder, such adjustment to be made by the good faith determination of the Board of Directors of the Company. The provisions of this subsection 4 shall apply similarly to successive consolidations, mergers, sales, transfers or leases.
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         5.      Expiration and Termination of the Option.  The Option shall expire at 5:00 p.m. Houston, Texas, time on December 16, 2002 (the period from the date of this Agreement to the expiration date is defined as the "Option Period").

         6. Transferability; Restriction on Transfer. Neither the Option nor the Stock, nor any interest or participation in either, may be in any manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws. The Option Holder agrees upon request of the underwriters managing any underwritten public offering of the Company's securities, not to offer to sell, assign, pledge, issue, distribute, sell, contract to sell, grant any option or enter into any contract for the sale of, or otherwise voluntarily transfer or dispose of, or announce any offer, sale, grant of any option to purchase or other transfer or disposition of, any shares of Stock without the prior written consent of such underwriters, for such period of time following the effective date of the registration statement relating to each such underwritten public offering as may be requested by the underwriters; provided however, that (i) such request shall not be for a period extending longer than that applicable to management shareholders of the Company; and (ii) any restrictions recommended by the underwriters are no more restrictive than those imposed on the management shareholders of the Company.

         7. Compliance with Securities Laws. Upon the acquisition of any shares pursuant to the exercise of the Option herein granted, Option Holder will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

         8. Legends on Certificates. The Certificates representing the shares of Common Stock purchased by exercise of an Option will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stock-transfer instructions with respect to such shares.

         9.      Miscellaneous.

                 (a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

                          (i)     If to the Company:

                                  BrightStar Information Technology Group, Inc. 10375 Richmond Avenue, Suite 1620
                                  Houston, Texas  77042
                                  Attention:  Corporate Secretary

                          (ii)    If to the Option Holder, to the Option Holder
at his address on file with the Company or at such other address as may have been furnished to the Company by the Option Holder.
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                 Any such notice shall be deemed to have been given as of the fourth day after deposit in the United States Postal Service, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

                 (b) Amendment. The Board of Directors may make any adjustment in the Option Price, the number of shares of Stock subject to, or the terms of the Option by amendment or by substitution of an outstanding Option. Such amendment or substitution may result in terms and conditions (including Option Price, the number of shares of Stock covered or Option Period) that differ from the terms and conditions of this Option. The Board of Directors may not, however, adversely affect the rights of the Option Holder without the consent of the Option Holder. If such action is effective by amendment, the effective date of such amendment will be the date of the original grant of this Option. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Option Holder.

                 (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

                 (d) Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Company.

                 (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Option Holder and their respective heirs, executors, administrators, legal representatives, successors and assigns.

                 (f) Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                 (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.
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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                   BRIGHTSTAR INFORMATION TECHNOLOGY
                                   GROUP, INC.

                                   By:     /s/ MARSHALL G. WEBB
                                           --------------------------------
                                   Name:   Marshall G. Webb
                                           --------------------------------
                                   Title:  President
                                           --------------------------------


                                   BREWER-GRUENERT CAPITAL ADVISORS, LLC

                                   By:     /s/ THOMAS G. GRUENERT
                                           --------------------------------
                                   Name:   Thomas G. Gruenert
                                           --------------------------------
                                   Title:  Managing Director
                                           --------------------------------